UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 23, 2011

GAMETECH INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	000-23401 (Commission File Number)	33-0612983 (IRS Employer Identification No.)

8850 Double Diamond Pkwy. Reno, Nevada (Address of principal executive offices)		89521 (Zip Code)

(775) 850-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

Item 9.01	Financial Statements and Exhibits

SIGNATURES

Item 3.01                      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On March 23, 2011, GameTech International, Inc. (the “Company”) received a letter from the NASDAQ Stock Market (“NASDAQ”) stating that the Company did not timely file its Quarterly Report on Form 10−Q for the period ended January 30, 2011 (the “Quarterly Report”) with the Securities and Exchange Commission (the “SEC”), and is not in compliance with the continued listing requirements under NASDAQ Listing Rule 5250(c)(1). The notification of noncompliance has no immediate effect on the listing or trading of the Company’s common stock on the NASDAQ Global Market.

As previously reported by the Company in its Form 12b-25 filed with the SEC on March 17, 2010, filing of the Quarterly Report has been delayed primarily due to the resignation of the Company’s former Chief Financial Officer and the appointment of a new Chief Financial Officer, effective March 1, 2011.   As a result of this transition, the process of compiling and disseminating the information required to be included in the Quarterly Report, as well as the completion of the required review of the Company's financial information, could not be completed in a timely manner without incurring undue hardship and expense. The Company intends to file its Quarterly Report as soon as practicable.

The Company has 60 calendar days from the date of the notice to submit a plan to regain compliance, and if NASDAQ accepts the Company’s plan, it can grant an exception of up to 180 calendar days from the Quarterly Report’s due date, or until September 19, 2011, to regain compliance.

The Company issued a press release on March 29, 2011, disclosing its receipt of the NASDAQ letter. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description
99.1	Press Release dated March 29, 2011, issued by GameTech International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMETECH INTERNATIONAL, INC.

By:   /s/ James Robertson
      James Robertson
      Vice President and General Counsel

Dated:  March 29, 2011